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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                              STAFF BUILDERS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                     DELAWARE                               13-3139732
              (State of Incorporation                    (I.R.S. Employer
                 or Organization)                     Identification Number)

                1983 MARCUS AVENUE
              LAKE SUCCESS, NEW YORK                           11042
     (Address of principal executive offices)               (Zip code)

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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box./ /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. / /

        Securities to be registered pursuant to Section 12(b) of the Act:

                                                       Name of Each Exchange
                Title of Each Class                     on Which Each Class
                to be so Registered                     is to be Registered

                       NONE                                    NONE

        Securities to be registered pursuant to Section 12(g) of the Act:


                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                                (Title of class)

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Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


GENERAL

          Staff Builders, Inc. (the "Corporation") is authorized to issue 50,000,000 shares of Class A Common Stock, par value $.01 per share, 1,450,000 shares of Class B Common Stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $1.00 per share. The shares of Class A Common Stock, Class B Common Stock and preferred stock presently outstanding are validly issued, fully paid and nonassessable.

COMMON STOCK

          The rights of the holders of the Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") are identical except for voting, alienability and conversion rights.

          Holders of shares of the Class A Common Stock and the Class B Common Stock vote as a single class on all matters submitted to a vote of the Corporation's stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except
(i) with respect to certain amendments to the Corporation's Certificate of Incorporation, and (ii) as otherwise provided by law.

          The Corporation's Restated Certificate of Incorporation, as amended, provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock (each share of Common Stock being entitled to one vote) and at least 66% of the outstanding shares of each series of preferred stock (each series voting separately) is required to approve certain mergers, asset sales, securities transactions, liquidations, reclassifications and other similar transactions involving an "interested stockholder" of the Corporation unless the business combination has received the prior approval of a majority of the Corporation's "continuing directors." An "interested stockholder" is a stockholder who beneficially owns more than 10% of the Corporation's outstanding voting power, or who is an affiliate of the Corporation who owned more than 10% of the Corporation's outstanding voting power at any time within the prior two-year period, or who acquired shares of the Corporation's voting stock from another interested stockholder at any time within the prior two-year period in a transaction not involving a public offering. A "continuing director" is generally any director of the Corporation who is unaffiliated with the interested stockholder and who was a member of the Corporation's Board of Directors prior to the interested stockholder becoming an interested stockholder. The existence of this provision (the "Interested Stockholder Provision") could have the effect of delaying, deferring or preventing a change in control of the Corporation.

          The Corporation's Board of Directors is divided into three classes. One class is elected each year by a majority of the votes cast by holders of the Common Stock at the Corporation's annual meeting to hold office for a three-year term and until their successors
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are elected and qualified.  Holders of shares of the Common Stock do not have cumulative voting rights with respect to the election of directors.

          Under the Corporation's Restated Certificate of Incorporation, as amended, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock is required to remove any director from office (which may be done only for cause). In addition, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock (each share of Common Stock being entitled to one vote) is required to amend, repeal or adopt any provision inconsistent with the Interested Stockholder Provision or those provisions of the Corporation's Restated Certificate of Incorporation providing for a classified board of directors and regulating the removal of directors.

          Under both the Corporation's Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting separately, is required to approve any amendment to the Corporation's Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of either class, increase or decrease the par value of the shares of either class, or modify or change the powers, preferences or special rights of the shares of either class so as to affect either class adversely.

          Shares of the Class A Common Stock are transferable and do not enjoy conversion rights. Shares of the Class B Common Stock are generally not transferable, as such, except in the following situations (collectively, the "Exempt Transfers"): (i) by gift, (ii) by devise, bequest or otherwise through the laws of inheritance or descent, (iii) as a result of the substitution of a trustee, guardian, committee of an incompetent, conservator or custodian,
(iv) as a result of certain changes in the beneficiaries of a trust or a distribution from a trust to its beneficiaries, in each case under the terms of the trust, and (v) in such other circumstances as may clearly demonstrate that no material change in beneficial ownership has occurred. Each share of the Class B Common Stock is convertible at any time, at the option of its holder (and will convert automatically upon any attempted transfer that is not an Exempt Transfer), into one share of Class A Common Stock.

          The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Corporation's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

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PREFERRED STOCK

          The Corporation is authorized to issue 10,000 shares of preferred stock, $1.00 par value per share, with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Corporation's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Corporation. Currently, 666-2/3 shares of Class A Preferred Stock are outstanding.

          The holders of the Class A Preferred Stock do not have any voting rights except on matters concerning the substantive rights, privileges and preferences of the Class A Preferred Stock and on votes relating to the Interested Stockholder Provision. Holders of record of shares of the Class A Preferred Stock are entitled to receive non-cumulative dividends at a rate of $1.00 per share per annum when and as declared by the Board of Directors before any dividends are paid on shares of the Common Stock. In the event of the liquidation, dissolution or winding up of the Corporation, holders of the Class A Preferred Stock are entitled to receive $1.00 per share before any payment or distribution may be made on the Common Stock. Holders of shares of the Class A Preferred Stock, as such, have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Class A Preferred Stock.



ITEM 2.   EXHIBITS.

     EXHIBITS                                     INCORPORATED BY     EXHIBIT
                                                  REFERENCE TO        NUMBER

1.   Form of Specimen Certificate of the
     Class A Common Stock.

2.1 Restated Certificate of Incorporation of the Corporation, filed with the Delaware
     Secretary of State on July 11, 1988.

2.2  Certificate of Amendment to the Restated
     Certificate of Incorporation of the
     Corporation, filed with the Delaware
     Secretary of State on August 22, 1991.

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2.3  Certificate of Amendment to the Restated
     Certificate of Incorporation of the
     Corporation, filed with the Delaware
     Secretary of State on September 3, 1992.

2.4  Certificate of Retirement of Stock of
     the Corporation, filed with the Delaware
     Secretary of State on February 28, 1994.

2.5  Certificate of Retirement of Stock of
     the Corporation, filed with the Delaware
     Secretary of State on June 3, 1994.

2.6  Certificate of Designation, Rights and
     Preferences of the Class A Preferred
     Stock of the Corporation, filed with the Delaware Secretary of State on June 6,
     1994.

2.7  Certificate of Amendment to the Restated
     Certificate of Incorporation of the
     Corporation, filed with the Delaware
     Secretary of State on August 23, 1994.

2.8  Form of Certificate of Amendment to the
     Restated Certificate of Incorporation of the Corporation to be filed with the Delaware Secretary of State.

2.9  Amended and Restated By-Laws of the
     Corporation.                                       *             3.8

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*    Corporation's Annual Report on Form 10-K filed by the Corporation with the
     Securities and Exchange Commission on May 6, 1995.

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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   STAFF BUILDERS, INC.



Date:  October 23, 1995            By: /s/ Stephen Savitsky
                                      -------------------------------------
                                      Stephen Savitsky
                                      Chief Executive Officer and President

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                                INDEX TO EXHIBITS


     EXHIBITS                                     INCORPORATED BY     EXHIBIT
                                                  REFERENCE TO        NUMBER

1.   Form of Specimen Certificate of the
     Class A Common Stock.

2.1 Restated Certificate of Incorporation of the Corporation, filed with the Delaware
     Secretary of State on July 11, 1988.

2.2  Certificate of Amendment to the Restated
     Certificate of Incorporation of the
     Corporation, filed with the Delaware
     Secretary of State on August 22, 1991.

2.3  Certificate of Amendment to the Restated
     Certificate of Incorporation of the
     Corporation, filed with the Delaware
     Secretary of State on September 3, 1992.

2.4  Certificate of Retirement of Stock of
     the Corporation, filed with the Delaware
     Secretary of State on February 28, 1994.

2.5  Certificate of Retirement of Stock of
     the Corporation, filed with the Delaware
     Secretary of State on June 3, 1994.

2.6  Certificate of Designation, Rights and
     Preferences of the Class A Preferred
     Stock of the Corporation, filed June 6,
     1994.

2.7  Certificate of Amendment to the Restated
     Certificate of Incorporation of the
     Corporation, filed with the Delaware
     Secretary of State on August 23, 1994.

2.8  Form of Certificate of Amendment to the
     Restated Certificate of Incorporation of the Corporation to be filed with the Delaware Secretary of State.

2.9  Amended and Restated By-Laws of the
     Corporation.                                        *            3.8

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*    Corporation's Annual Report on Form 10-K filed by the Corporation with the
     Securities and Exchange Commission on May 6, 1995.